EXHIBIT 99.1

PRESS RELEASE

                                Contact:
                                Amy Ford
                                Director of Investor Relations
                                Cabot Microelectronics Corporation
                                                                        (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2009;
GLOBAL ECONOMIC ENVIRONMENT ADVERSELY
AFFECTS FINANCIAL RESULTS

AURORA, IL, January 22, 2009 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2009, which ended December 31, 2008.

Total revenue during the first fiscal quarter was $63.0 million, which is consistent with the update provided by the company on January 7, 2009.  The soft global economic environment significantly impacted demand for the company’s products, driving a 32.5 percent decrease in sales from the same quarter last year and a 30.1 percent reduction from last quarter.  This resulted in approximately break-even net income of $0.1 million for the quarter.  Cash and short term investments totaled $223.1 million as of December 31, 2008 and the company has no outstanding debt.

“We experienced an extraordinary and precipitous drop in demand for our products this quarter, which we believe reflects current market conditions and is generally consistent with the decrease in overall industry demand,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “Despite the challenging market conditions, we believe that our significant cash balance with no debt, our solid cash flow and limited capital requirements to run our core CMP consumables business, enable us to continue to execute on our strategies and invest in our business for continued long-term success.”

Mr. Noglows continued, “Within this challenging business environment, we are encouraged by progress in executing on our strategies and key initiatives.  This quarter, we entered into an agreement to acquire Epoch Material Co., a Taiwan-based copper CMP slurry supplier, which we believe represents an excellent opportunity to strengthen our copper CMP slurry leadership by leveraging our combined technology teams, global infrastructure and customer relationships.  Additionally, we were honored to be recognized with a supplier award from TSMC for success in technology and supply chain excellence, and we made progress in adding on-site pad finishing capability at TSMC to improve production flexibility and reduce costs.”

Key Financial Information

Total first fiscal quarter revenue of $63.0 million represents a 32.5 percent decrease from the $93.4 million reported in the same quarter last year and a 30.1 percent decrease from $90.2 million last quarter.  During the quarter, the company experienced the continuation and acceleration of a softening of demand that the company began to experience last August, as nearly all of its customers appeared to lower production in response to reduced end-use device demand.  The decline in revenue adversely affected all of the company’s business areas and geographies.

Gross profit, expressed as a percentage of revenue, was 45.6 percent this quarter, which is slightly lower than the company’s full fiscal year guidance range of 46 to 48 percent of revenue.  Comparable gross profit percentages were 47.9 percent in the same quarter a year ago and 46.6 percent last quarter.  Compared to both the year ago quarter and the previous quarter, the decrease in gross profit percentage was primarily due to lower manufacturing capacity utilization on the significantly lower level of sales, partially offset by higher manufacturing yields for both slurries and pads.  In light of the current soft economic environment, the company recently shortened global manufacturing production schedules for its CMP consumables products, in order to optimize its operating efficiency.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $29.4 million in the first fiscal quarter, or $0.9 million higher than the $28.5 million reported in the same quarter a year ago, driven primarily by increased expenses for clean room materials and higher professional fees, partially offset by lower staffing related costs.  Operating expenses were $2.3 million lower than the $31.7 million reported in the previous quarter, mostly due to decreased staffing related costs.

Previously, the company had estimated its full year operating expenses to be in the range of $120 million to $125 million for fiscal 2009.  Reflecting the company’s actions to improve its operating effectiveness during the current economic recession, the company now anticipates its fiscal 2009 operating expenses to be in the range of $110 million to $115 million, excluding the effects of the company’s pending acquisition of Epoch Material Co., Ltd.

Net income for the quarter was $0.1 million, down from $12.2 million in the same quarter last year and $8.2 million last quarter, primarily due to the lower level of sales driven by the global economic downturn.

Diluted earnings per share were $0.01 this quarter, down from $0.51 reported in the first quarter of fiscal 2008 and $0.36 reported in the previous quarter.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 730-5763.  Callers outside the U.S. can dial (857) 350-1587.  The conference code for the call is 99249967.  A replay will be available through February 19, 2009 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. Since becoming an independent public company in 2000, the company has grown to approximately 800 employees. The company is also leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications where shaping, enabling and enhancing the performance of surfaces is critical to success.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risk Factors" in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2008	2008	2007

Revenue	$63,017	$90,156	$93,378

Cost of goods sold	34,311	48,141	48,605

Gross profit	28,706	42,015	44,773

Operating expenses:

Research, development & technical	12,114	12,572	11,421

Selling & marketing	5,973	7,914	6,284

General & administrative	11,326	11,258	10,839

Total operating expenses	29,413	31,744	28,544

Operating income (loss)	(707)	10,271	16,229

Other income, net	876	885	1,635

Income before income taxes	169	11,156	17,864

Provision for income taxes	53	2,939	5,665

Net income	$116	$8,217	$12,199

Basic earnings per share	$0.01	$0.36	$0.51

Weighted average basic shares outstanding	23,020	23,023	23,716

Diluted earnings per share	$0.01	$0.36	$0.51

Weighted average diluted shares outstanding	23,026	23,085	23,768

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2008	2008
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$223,098	$226,417
Accounts receivable, net	33,488	41,630
Inventories, net	57,700	47,466
Other current assets	14,589	15,079
Total current assets	328,875	330,592

Property, plant and equipment, net	119,861	115,843
Other long-term assets	29,143	31,002
Total assets	$477,879	$477,437

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$11,857	$13,885
Capital lease obligations	1,148	1,129
Accrued expenses, income taxes payable and other current liabilities	15,283	22,787
Total current liabilities	28,288	37,801

Capital lease obligations	2,223	2,518
Other long-term liabilities	3,498	2,885
Total liabilities	34,009	43,204

Stockholders' equity	443,870	434,233
Total liabilities and stockholders' equity	$477,879	$477,437